Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

MICROSOFT CORPORATION,

TECHNICOLOR USA, INC.,

TIME WARNER CONTENTGUARD HOLDINGS, INC.,

CONTENTGUARD HOLDINGS, INC.,

PENDRELL TECHNOLOGIES LLC

and

PENDRELL CORPORATION, AS GUARANTOR

September 28, 2011

TABLE OF CONTENTS

ARTICLE I	SALE OF THE COMPANY	1
1.01	Purchase and Sale of the Shares	1
1.02	The Closing	2

ARTICLE II	CONDITIONS TO CLOSING	3
2.01	Conditions to the Buyer’s Obligation	3
2.02	Conditions to the Sellers’ Obligations	4

ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	6
3.01	Organization	6
3.02	Subsidiaries	6
3.03	Capitalization	6
3.04	Financial Statements	6
3.05	Absence of Certain Developments	7
3.06	Title to Properties	7
3.07	Tax Matters	8
3.08	Contracts and Commitments	8
3.09	Intellectual Property	9
3.10	Litigation	10
3.11	Brokerage	10
3.12	Employee Benefit Plans	10
3.13	Compliance with Laws and Orders	12
3.14	Permits	12
3.15	Environmental Matters	12
3.16	Labor and Employment Matters	13
3.17	Affiliated Transactions	13
3.18	Investment Company	13
3.19	Accounting Controls	13
3.20	Insurance	13

ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS	14
4.01	Organization	14
4.02	Authorization; No Breach	14
4.03	Ownership of Capital Stock	14
4.04	Brokerage	14

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	15
5.01	Organization and Limited Liability Company Power	15
5.02	Authorization	15
5.03	No Violation	15
5.04	Governmental Authorities; Consents	15
5.05	Litigation	15
5.06	Brokerage	15

i

5.07	Investment Representation	16
5.08	No Knowledge of Misrepresentations or Omissions	16

ARTICLE VI	PRE-CLOSING COVENANTS	16
6.01	Conduct of Business	16
6.02	Access	17
6.03	Confidentiality	17
6.04	Notification	18
6.05	Regulatory Filings	18
6.06	Conditions	19
6.07	Exclusive Dealing	19
6.08	Termination of Stockholders Agreements	19

ARTICLE VII	POST-CLOSING COVENANTS	20
7.01	Corporate Governance	20
7.02	Access to Books and Records	20
7.03	Director and Officer Liability and Indemnification	20
7.04	Tax Matters	21

ARTICLE VIII	TERMINATION	22
8.01	Termination	22
8.02	Effect of Termination	23

ARTICLE IX	ADDITIONAL COVENANTS	23
9.01	Survival	23
9.02	Indemnification	23
9.03	Limitation of Loss	25
9.04	Disclosure Generally	25
9.05	Acknowledgment by the Buyer	25
9.06	Further Assurances	26

ARTICLE X	GUARANTY OF PENDRELL CORPORATION	26
10.01	Guaranty	26
10.02	Changes in Obligations; Certain Waivers	26
10.03	Payments to be held in Trust	27
10.04	Nature of Guaranty	28
10.05	Representations and Warranties	28

ARTICLE XI	DEFINITIONS	28

ARTICLE XII	MISCELLANEOUS	34
12.01	Press Releases	34
12.02	Expenses	34
12.03	Notices	34
12.04	Assignment	36
12.05	Severability	36
12.06	No Strict Construction; Headings	36

12.07	Amendment and Waiver	36
12.08	Complete Agreement	36
12.09	Counterparts; Electronic Delivery	36
12.10	Governing Law	37
12.11	Consent to Jurisdiction	37
12.12	Waiver of Jury Trial	37
12.13	Specific Performance	37

EXHIBITS

Exhibit A	Form of Seller Certificate

Exhibit B	Form of Company Certificate

Exhibit C	Form of Buyer Certificate

Exhibit D	Form of Guarantor Certificate

Exhibit E	Form of Amended and Restated Certificate of Incorporation

Exhibit F	[Intentionally omitted]

Exhibit G	Form of Stockholder Rights Agreement

Exhibit H	Form of Stockholder Voting Agreement

Exhibit I	Tax Sharing Agreement

SCHEDULES

List of Guarantors	A

Affiliated Transactions	3.17

Authorization	4.02

Capitalization	3.03

Closing Costs	ARTICLE XI

Contracts	3.08

Developments	3.05

Employee Benefits	3.12

Environmental	3.15

Governmental Consents	2.01

Insurance	3.20

Intellectual Property	3.09

Leased Real Property	3.06

Litigation	3.10

Permitted Encumbrances	ARTICLE XI

Personal Property	3.06

Proceeds	1.01

Taxes	3.07

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 28, 2011, by and among Pendrell Technologies LLC, a Nevada limited liability company, (the “Buyer”), Pendrell Corporation, a Delaware corporation, as guarantor (the “Guarantor”), Microsoft Corporation, a Washington corporation (“Microsoft”), Technicolor USA, Inc., a Delaware corporation (“Technicolor”), Time Warner ContentGuard Holdings, Inc., a Delaware corporation (“Time Warner”), and ContentGuard Holdings, Inc., a Delaware corporation (the “Company”). Each of Microsoft, Technicolor and Time Warner is referred to herein individually as a “Seller” and collectively as the “Sellers”. Unless otherwise provided herein, capitalized terms used herein are defined in ARTICLE XI.

A. The issued and outstanding capital stock of the Company, as of the date hereof consists of 15,391,566 shares of Series A Preferred Stock, 4,608,434 shares of Series B Preferred Stock and 1,000 shares of Common Stock. Technicolor owns 5,130,522 shares of Series A Preferred Stock (the “Technicolor Shares”). Microsoft owns 5,130,522 shares of Series A Preferred Stock, 4,608,434 shares of Series B Preferred Stock and 500 shares of Common Stock (the “Microsoft Shares”). Time Warner owns 5,130,522 shares of Series A Preferred Stock and 500 shares of Common Stock (the “Time Warner Shares”), of which Time Warner is agreeing to sell to Buyer 3,150,423 shares of Series A Preferred Stock and all 500 shares of Common Stock (the “Time Warner Subject Shares”). The Microsoft Shares, the Technicolor Shares and the Time Warner Subject Shares are referred to collectively as the “Shares.”

B. Subject to the terms and conditions set forth herein, the Buyer desires to acquire all the Shares from the Sellers, and each Seller desires to sell all of the Shares that it owns to the Buyer.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF THE COMPANY

1.01 Purchase and Sale of the Shares.

(a) Sale Transaction. Upon the terms and subject to the conditions set forth in this Agreement, each of the Sellers shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each of the Sellers, all right, title and interest in and to all of the Shares, free and clear of all liens, pledges, security interests, options, proxies, voting trusts or agreements and other transfer restrictions (other than restrictions under the Stockholder Rights Agreement and Stockholder Voting Agreement to be entered into at the Closing and under applicable federal and state securities Laws), against payment by the Buyer of the Final Purchase Price to the Sellers as provided in this ARTICLE I. The obligations of the Sellers set forth in this Agreement are several, and no Seller shall have any liability with respect to the obligations of another Seller.

(b) Final Purchase Price. The aggregate consideration for the purchase of the Shares (the “Final Purchase Price”) shall be equal to (i) ninety million one hundred thousand dollars ($90,100,000) (the “Purchase Price”), minus (ii) the result (which may be a positive or negative number) obtained by subtracting from the Minimum Cash the amount of cash on hand at Closing (measured after all Seller distributions) and multiplying that difference by nine hundred one hundredths (0.901). The Proceeds Schedule sets forth the amount of the Purchase Price to which each Seller is entitled, and the percentage of Closing Costs allocable to each Seller. At least one (1) Business Day prior to the Closing, the Sellers shall exercise commercially reasonable efforts to cause the Company to deliver to the Buyer a statement consistent with the Proceeds Schedule setting forth the components of, and a calculation of, the Final Purchase Price and the portion of the Final Purchase Price due from the Buyer to each Seller (the “Closing Statement”), and the Buyer shall be entitled to rely exclusively upon the Closing Statement in paying the Final Purchase Price to the Sellers under this Agreement.

1.02 The Closing.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter LLP, 555 Twelfth Street, NW, Washington, DC 20004, at 12:00 P.M. (Eastern Time) on the third Business Day following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE II (other than those required to be satisfied at the Closing) or on such other date as is mutually agreeable to the Buyer and the Sellers. The date of the Closing is herein referred to as the “Closing Date.”

(b) Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following “Closing Transactions” at the Closing:

(i) each Seller shall deliver to the Company the stock certificate(s) representing the Shares owned by such Seller, duly endorsed for transfer or accompanied by a duly executed standard form of assignment, and shall exercise commercially reasonable efforts to cause the Company to duly issue new stock certificates to the Buyer evidencing the portion of the Shares owned by such Seller that the Buyer is purchasing hereunder;

(ii) the Buyer shall deliver to the Sellers, in the respective allocations set forth next to each Seller’s name on the Closing Statement, the amount of the Final Purchase Price owed by the Buyer by wire transfer of immediately available funds to the bank accounts provided by the Sellers to the Buyer in writing prior to the Closing; and

(iii) the Buyer and the Sellers shall make such other deliveries as are required by and in accordance with ARTICLE II.

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to the Buyer’s Obligation. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) Representations and Warranties. The representations and warranties set forth in ARTICLE III and ARTICLE IV shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (ii) for changes expressly contemplated by this Agreement;

(b) Covenants. Company and Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing set forth in ARTICLE VI;

(c) Governmental Approvals. The applicable waiting periods (if any) under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required of the Sellers for the consummation of the transactions contemplated hereby, including those set forth on the Governmental Consents Schedule attached hereto, shall have been made and obtained;

(d) Proceedings. No Order of any court or Governmental Authority of competent jurisdiction shall be in effect which would, and no action or proceeding before any court or Governmental Authority of competent jurisdiction shall be pending that seeks to, (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or (iii) cause such transactions to be rescinded;

(e) Stockholders Agreements. The Company, Time Warner and the Buyer shall have entered into the Stockholder Rights Agreement and Stockholder Voting Agreement, and such agreements shall be in full force and effect;

(f) Seller Closing Deliveries. Each Seller shall have delivered to the Buyer each of the following:

(i) a certificate of such Seller in the form set forth in Exhibit A attached hereto, dated the Closing Date, stating that the conditions specified in Sections 2.01(a) (with respect to the representations and warranties regarding such Seller set forth in ARTICLE IV), (b) (with respect to such Seller’s covenants and agreements) and (d) (as it relates to such Seller) have been satisfied;

(ii) the stock certificate(s) representing the Shares owned by such Seller, duly endorsed for transfer or accompanied by a duly executed form of assignment; and

(iii) an affidavit of such Seller, under penalties of perjury, stating that such Seller is not a “foreign person”, within the meaning of Code Section 1445, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer;

(g) Company Closing Deliveries. The Company shall have delivered to the Buyer each of the following:

(i) a certificate of the Company in the form set forth in Exhibit B attached hereto, dated the Closing Date, stating that the conditions specified in Sections 2.01(a) (with respect to the representations and warranties set forth in ARTICLE III), (b) (with respect to Company’s covenants and agreements) and (d) (as it relates to the Company) have been satisfied;

(ii) all of the Company’s corporate records, including copies of the Company’s certificate of incorporation, bylaws and all minutes of the board of directors and stockholders of the Company, certified by the Secretary of the Company; and

(iii) a certificate of good standing from the Secretary of State of the State of Delaware evidencing the Company’s and the ContentGuard Subsidiary’s good standing in such jurisdiction;

(h) Minimum Cash. The Company shall hold an amount of cash at Closing that does not vary by more than two hundred fifty thousand dollars ($250,000) from the Minimum Cash amount;

(i) Tax Sharing Agreement. The Company and the Guarantor shall have entered into the Tax Sharing Agreement, and such agreement shall be in full force and effect;

(j) Director Resignations. The current directors of the Company, other than Michael Del Nin, shall have submitted their resignations from the Boards of Directors of the Company and the ContentGuard Subsidiary.

2.02 Conditions to the Sellers’ Obligations. The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) Buyer Representations. The representations and warranties of the Buyer set forth in ARTICLE V shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

(b) Covenants. The Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) Governmental Approvals. The applicable waiting periods (if any) under the HSR Act (and similar EU regulation) shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required of the Buyer for the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(d) Proceedings. No Order of any court or Governmental Authority of competent jurisdiction shall be in effect which would, and no action or proceeding before any court or Governmental Authority of competent jurisdiction shall be pending that seeks to, (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or (iii) cause such transactions to be rescinded;

(e) Stockholders Agreements. The Buyer shall have entered into the Stockholder Rights Agreement and the Stockholder Voting Agreement, and such agreements shall be in full force and effect;

(f) Buyer Certificates. The Buyer shall have delivered to Sellers a certificate in the form set forth as Exhibit C attached hereto, dated the Closing Date, stating that the conditions specified in Sections 2.02(a), (b) and (d) have been satisfied;

(g) Closing Transactions. The Closing Transactions set forth in Section 1.02(b) (ii), (iii) and (iv) shall have been completed simultaneously at the Closing; and

(h) Guarantor. The representations and warranties of the Guarantor set forth in ARTICLE X shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, and the Guarantor shall have delivered to each Seller a certificate in the form set forth as Exhibit D attached hereto, dated the Closing Date, stating that the precondition specified in this Section 2.02(h) has been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to the Buyer that:

3.01 Organization. The Company and ContentGuard Inc., a Delaware corporation (the “ContentGuard Subsidiary”) are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware, and have all requisite corporate power and authority necessary to own and operate their properties and to carry on their businesses as now conducted. The Company and the ContentGuard Subsidiary are duly qualified as foreign corporations to do business, and in good standing, in each jurisdiction where their ownership or lease of property or the conduct of their business requires them to qualify, except where the failure to be so qualified has not had and cannot reasonably be expected to have a Material Adverse Effect.

3.02 Subsidiaries. Except for its shares in the ContentGuard Subsidiary, neither the Company nor the ContentGuard Subsidiary owns or holds the right to acquire any stock, limited liability company interest, partnership interest, joint venture interest or other ownership interest in any other corporation, limited liability company, partnership or other entity.

3.03 Capitalization. The authorized number of shares of capital stock of the Company consists of 30,000,000 shares of Preferred Stock, par value $.001 per share, of which 15,391,566 are designated Series A Preferred Stock and 4,608,434 are designated Series B Preferred Stock, and 40,000,000 shares of Common Stock, par value $.001 per share. The number of shares of each class and series of capital stock of the Company issued and outstanding and owned of record by each Seller is set forth next to such Seller’s name on the attached Capitalization Schedule. All of the outstanding shares of capital stock of the Company and of the ContentGuard Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on the Capitalization Schedule, neither the Company nor the ContentGuard Subsidiary has capital stock issued or outstanding, and there are no agreements, options, subscriptions, warrants, conversion rights or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or the ContentGuard Subsidiary. Except as set forth on the Capitalization Schedule, there are no agreements or other obligations (contingent or otherwise) which require the Company or the ContentGuard Subsidiary to repurchase or otherwise acquire any of the Company’s capital stock or other equity securities.

3.04 Financial Statements. The Buyer has been provided with copies of (i) the Company’s unaudited consolidated balance sheet as of August 31, 2011, and the related statement of operations for the eight (8)-month period then ended (such balance sheet referred to herein as the “Latest Balance Sheet”); (ii) the Company’s audited consolidated balance sheet and statements of operations and owners’ equity and cash flows for the fiscal years ended December 31, 2010 and December 31, 2009. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and the ContentGuard Subsidiary as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from year-end adjustments.

3.05 Absence of Certain Developments. Since the date of the Latest Balance Sheet, no Material Adverse Effect has occurred. Except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor the ContentGuard Subsidiary has:

(a) borrowed any funds or incurred or become subject to any material liabilities, except (i) liabilities incurred in the ordinary course of business, and (ii) liabilities under contracts entered into in the ordinary course of business;

(b) mortgaged, pledged or subjected to any Encumbrance any material portion of its assets, except Permitted Encumbrances;

(c) sold, assigned, transferred or leased any material portion of its tangible assets;

(d) sold, assigned, transferred or licensed any Intellectual Property;

(e) suffered any extraordinary losses or waived any rights of material value;

(f) issued, sold or transferred any of its capital stock, securities convertible into its capital stock, or warrants, options or other rights to acquire its capital stock, or any bonds or debt securities;

(g) declared or paid any dividends or made any distributions on the Company’s capital stock or redeemed or purchased any shares of the Company’s capital stock;

(h) granted, agreed to grant or amended or modified any grant or agreement to grant, any severance, termination or retention payment to any director, officer or employee, except pursuant to an agreement with any director, officer or employee in effect as of the date hereof;

(i) made any capital expenditures or commitments therefor; or

(j) entered into any transaction that would reasonably be expected to have a Material Adverse Effect.

3.06 Title to Properties .

(a) The real property subject to the leases, subleases and licenses described on the attached Leased Real Property Schedule constitutes all of the real property used by the Company and the ContentGuard Subsidiary as lessees, sublessees and licensees (the “Leased Real Property”).

(b) The leases described on the Leased Real Property Schedule (collectively, the “Leases”) are in full force and effect and are enforceable by the Company or the ContentGuard

Subsidiary in accordance with their terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity), and the Company or the ContentGuard Subsidiary holds a valid and existing leasehold interest under each of the Leases. The Company has made available to the Buyer complete and accurate copies of each of the Leases, and none of the Leases have been modified, except to the extent that such modifications are disclosed by the copies made available to the Buyer. Neither the Company nor the ContentGuard Subsidiary is in default in any material respect under any of the Leases, and to the Company’s Knowledge, no other party to the Leases is in default under any of the Leases.

(c) Neither the Company nor the ContentGuard Subsidiary owns any real property.

(d) Except as described on the attached Personal Property Schedule, the Company and the ContentGuard Subsidiary have good and marketable title to all of the material personal property (other than Intellectual Property) owned by them, free and clear of all Encumbrances, except Permitted Encumbrances.

3.07 Tax Matters. Except as set forth on the attached Taxes Schedule: (a) the Company and the ContentGuard Subsidiary have filed all material Tax Returns that are required to be filed by each of them; (b) the Company and the ContentGuard Subsidiary have paid (or booked provisions required under GAAP for) all material Taxes due and payable and have withheld and paid over to the appropriate taxing authority all material Taxes that each of them is required to withhold from amounts paid or owing to any employee, creditor or other third party; (c) neither the Company nor the ContentGuard Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency that has not yet been resolved; and (d) no material audits or administrative or judicial proceedings are pending or being conducted or, to the Company’s Knowledge, are overtly threatened with respect to the Taxes of the Company or the ContentGuard Subsidiary. The representations and warranties contained in this Section 3.07 are the only representations and warranties being made by the Sellers with respect to Taxes related to the Company, the ContentGuard Subsidiary, this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters. Any claim for breach of representation with respect to Taxes shall be based on the representations made in this Section 3.07 and shall not be based on the representations set forth in any other provision of this Agreement.

3.08 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Company nor the ContentGuard Subsidiary is a party to any:

(i) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis;

(ii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the Company’s or the ContentGuard Subsidiary’s assets;

(iii) guaranty of any obligation for borrowed money or other material guaranty;

(iv) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000;

(v) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal;

(vi) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000;

(vii) contract to dispose of, license or transfer to any Person any rights to any Intellectual Property, other than in the ordinary course of business consistent with past practice; or

(viii) contract which prohibits the Company or the ContentGuard Subsidiary from freely engaging in business anywhere in the world.

(b) A complete and accurate copy of all written contracts, agreements, instruments and plans which are referred to on the Contracts Schedule, together with all material amendments, waivers or other changes thereto, have been made available to the Buyer.

(c) All of the contracts, agreements, instruments and plans listed on the Contracts Schedule are valid, binding and in full force and effect and are enforceable by the Company or the ContentGuard Subsidiary in accordance with their terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity). Neither the Company nor the ContentGuard Subsidiary is in default in any material respect under any contract, agreement, instrument or plan listed on the Contracts Schedule, and to the Company’s Knowledge, no other party to any contract, agreement, instrument or plan listed on the Contracts Schedule is in default under any such contract, agreement, instrument or plan.

(d) Neither the Company nor the ContentGuard Subsidiary is a party to any Tax Sharing Arrangement with any of the Sellers.

3.09 Intellectual Property. All of the patents and patent applications, trademark and service mark registrations and applications, copyright registrations and applications and material trade names and corporate names owned by the Company or the ContentGuard Subsidiary are set forth on the attached Intellectual Property Schedule (collectively, “Scheduled Intellectual Property”). Except as set forth on the Intellectual Property Schedule, the Company or the ContentGuard Subsidiary owns and possesses all right, title and interest in and to the Scheduled Intellectual Property, free and clear of all Encumbrances, except for Permitted

Encumbrances. All of the patents and patent applications, trademark and service mark registrations and applications, copyright registrations and applications are valid and in force and that any associated fees are paid up as of the date of this Agreement. Any fees due within three (3) months of the date of this Agreement are noted in the Intellectual Property Schedule. Except as set forth on the Intellectual Property Schedule, neither the Company nor the ContentGuard Subsidiary has within twelve (12) months prior to the date of this Agreement received any written offers of license, informational letters regarding patent rights of any third party, notices of material infringement or misappropriation from any Person with respect to the Scheduled Intellectual Property, and to the Company’s Knowledge, neither the Company nor the ContentGuard Subsidiary is currently materially infringing on or misappropriating the Intellectual Property of any other Person. Except as set forth on the Intellectual Property Schedule, neither the Company nor the ContentGuard Subsidiary licenses any of the Scheduled Intellectual Property to a third party, nor does any third party license any Intellectual Property to the Company or the ContentGuard Subsidiary.

3.10 Litigation. Except as set forth on the attached Litigation Schedule, there are no actions, lawsuits or proceedings pending or, to the Company’s Knowledge, overtly threatened against the Company or the ContentGuard Subsidiary or the assets of either, at law or in equity, before or by any court or Governmental Authority. Neither the Company nor the ContentGuard Subsidiary is subject to any outstanding Order of any court or Governmental Authority.

3.11 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or the ContentGuard Subsidiary, except for the fees and expenses of Houlihan Lokey, which shall be paid at the Closing and constitute a Closing Cost.

3.12 Employee Benefit Plans.

(a) The attached Employee Benefits Schedule sets forth a list of all of the pension, retirement, profit-sharing, deferred compensation, stock option, equity compensation, severance, change in control, vacation, medical, dental, disability, life insurance or material bonus plans, programs, arrangements or agreements, and all other material employee benefit plans or fringe benefit plans (including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by the Company or the ContentGuard Subsidiary or any other entity that would be treated as a single employer with them under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), which plans are collectively, the “Benefit Plans”.

(b) Except as set forth in the Employee Benefits Schedule, neither the Company nor the ContentGuard Subsidiary nor any ERISA Affiliate (i) maintains, contributes to or participates in, or has incurred or is reasonably expected to incur any liability with respect to, any employee benefit plan that is subject to Title IV of ERISA, Code Section 412 or ERISA Section 302, or (ii) participates in or contributes to, or has incurred or is reasonably expected to incur any liability with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA. No Benefit Plan (i) is a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9) or (ii) is an employer stock ownership plan within the meaning of Code Section 4975(e)(7) or otherwise invests in employer securities within the meaning of Code Section 409(i).

(c) Each of the Benefit Plans intended to be “qualified” within the meaning of Code Sections 401(a) or 501 has received a favorable determination letter or may rely on a favorable opinion letter as to such plan’s qualified status, and no circumstances exist that would reasonably be expected by the Company to result in the revocation of any such letter or the disqualification of such Plan. Each of the Benefit Plans has been administered in compliance with its terms in all material respects, and each of the Benefit Plans has been maintained in accordance with ERISA, the Code and any other applicable Laws in all material respects.

(d) The Company has made available to the Buyer complete and accurate copies of each Benefit Plan, the most recent Internal Revenue Service Form 5500 annual reports, the most recent discrimination testing and any determination letter or opinion letter received by the Company from the Internal Revenue Service, if applicable.

(e) Except as set forth in the Employee Benefits Schedule, with respect to the Benefit Plans (i) to the Company’s Knowledge, there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) to the Company’s Knowledge, no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Plan that is reasonably expected to result in any liability to the Company, and (iii) there are no claims, lawsuits, arbitrations, governmental audits or investigations or other actions (other than routine claims for benefits) pending or, to the Company’s Knowledge, overtly threatened against any Benefit Plan.

(f) Except as set forth on the Employee Benefits Schedule or as otherwise expressly contemplated by the terms of this Agreement, the consummation of the transactions contemplated by this Agreement shall not give rise to any material liability under any Benefit Plan for severance pay or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or independent contractor of the Company or the ContentGuard Subsidiary (whether current, former, or retired) or their beneficiaries solely by reason of such transactions.

(g) No Benefit Plan provides welfare benefits to former employees (except for limited continued coverage required to be provided under Code Section 4980B or as required under other applicable Laws).

(h) Each Benefit Plan subject to Code Section 409A either complies with Section 409A, or satisfies an exemption under Section 409A (and has so complied or satisfied an exemption for the entire period during which Section 409A has applied to such Benefit Plan).

(i) Neither the Company nor the ContentGuard Subsidiary, and to the Company’s Knowledge no employee, officer, director, manager, equity holder or other service provider of the Company or the ContentGuard Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional Benefit Plan, or to modify or change in any material way any existing Benefit Plan, except as may be required by applicable Law. Each Benefit Plan may be amended or terminated in accordance with its terms without liability (other than for accrued benefits and the administrative costs of amending or terminating the Benefit Plan) to the Company.

3.13 Compliance with Laws and Orders. The Company and the ContentGuard Subsidiary are (i) in compliance in all material respects with all applicable Laws and Orders, and (ii) have not received written notice of, or, to the Company’s Knowledge, been overtly threatened to be charged or actually charged with, any violation of any applicable Laws and Orders. To the Company’s Knowledge, (a) neither the Company nor the ContentGuard Subsidiary is under investigation with respect to any violation of any Laws or Orders applicable to it, and (b) no material capital expenditure will be required for compliance with any applicable Laws or Orders in force relating to the Company or the ContentGuard Subsidiary.

3.14 Permits. Each of the Company and the ContentGuard Subsidiary owns, holds or possesses all material Permits that are required by any Governmental Authority or Law to authorize it to conduct its business, and, to the Company’s Knowledge, there is no pending or overtly threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such material Permit. To the Company’s Knowledge, the Company and the ContentGuard Subsidiary are in material compliance with all such material Permits, and all such material Permits are valid and in full force and effect in all material respects. Within the three (3) years prior to the date hereof, neither the Company nor the ContentGuard Subsidiary has received any written notice from any Governmental Authority (i) asserting the violation of the terms of any such material Permit, (ii) threatening to revoke, cancel, suspend or not renew the terms of any such material Permit or (iii) seeking to impose fines, penalties or other sanctions for violation of the terms of any such material Permit.

3.15 Environmental Matters. Except as set forth on the attached Environmental Schedule, the Company and the ContentGuard Subsidiary have obtained and possess all Permits required under federal, state and local Laws relating to pollution or protection of the environment, as enacted and in effect as of the date hereof (“Environmental Laws”). Except as set forth on the Environmental Schedule, to the Company’s Knowledge, the Company and the ContentGuard Subsidiary are in material compliance with all terms and conditions of such Permits and are also in material compliance with all other Environmental Laws. Except as set forth on the Environmental Schedule, neither the Company nor the ContentGuard Subsidiary has received any written notice regarding any actual or alleged material violation of Environmental Laws nor, to the Company’s Knowledge, is the Company or ContentGuard Subsidiary under any investigatory, remedial or corrective obligations under Environmental Laws. The representations and warranties contained in this Section 3.15 are the only representations and warranties being made by the Sellers with respect to environmental, health and safety matters related to the Company, the ContentGuard Subsidiary, this Agreement or its subject matter (including, without limitation, matters arising with respect to Environmental Laws), and no other representation or warranty contained in any other section of this Agreement shall apply to any such environmental, health and safety matters (including, without limitation, matters arising with respect to Environmental Laws). Any claim for breach of representation with respect to environmental, health and safety matters (including, without limitation, matters arising with respect to Environmental Laws) shall be based on the representations made in this Section 3.15 and shall not be based on the representations set forth in any other provision of this Agreement.

3.16 Labor and Employment Matters. Except as set forth on the attached Labor Schedule, neither the Company nor the ContentGuard Subsidiary is a party to any labor or collective bargaining agreement that covers any employees of the Company or the ContentGuard Subsidiary. To the Company’s Knowledge, there are no union organizing activities pending or overtly threatened with respect to employees of the Company or the ContentGuard Subsidiary. There are no strikes, lockouts or other material labor disputes pending or, to the Company’s Knowledge, overtly threatened by or with respect to any employees of the Company or the ContentGuard Subsidiary.

3.17 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, to the Company’s Knowledge, no officer, director, stockholder or Affiliate of the Company or the ContentGuard Subsidiary or any individual in such officer’s, director’s, stockholder’s or Affiliate’s immediate family is a party to any material agreement, contract, commitment or pending transaction with the Company or the ContentGuard Subsidiary, or any “related party transaction,” as defined by the rules and regulations of the Securities Exchange Commission, or has any material interest in any property used by the Company or the ContentGuard Subsidiary.

3.18 Investment Company. Neither the Company nor the ContentGuard Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19 Accounting Controls. The Company and the ContentGuard Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (subject in the case of unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from year-end adjustments) and to maintain asset accountability, and (iii) access to fixed assets is permitted only in accordance with management’s general or specific authorization.

3.20 Insurance. The attached Insurance Schedule sets forth a list of all insurance policies maintained by the Company and the ContentGuard Subsidiary. Such insurance policies are in full force and effect, and all premiums due thereon have been paid prior to any delinquency. To the Company’s Knowledge, no issuer under any such policy has cancelled such policy. Neither the Company nor the ContentGuard Subsidiary is in default under any such insurance policies, and to the Company’s Knowledge, neither the Company nor the ContentGuard Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute a breach of or default under any such insurance policies. To the Company’s Knowledge, there is no reason that the Company or the ContentGuard Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Buyer that:

4.01 Organization. Such Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

4.02 Authorization; No Breach. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action of such Seller, and no other company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is a valid and binding obligation of the Buyer and the other Sellers, this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity). Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby and thereby by such Seller do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Encumbrance upon any material assets of the Company, or require any material authorization, consent, waiver, approval, exemption or other action by or notice to or filing with any court or other Governmental Authority, under the provisions of the Company’s certificate of incorporation or bylaws or any contract listed in the Contracts Schedule, or any material Law, Order or Permit to which the Company is subject.

4.03 Ownership of Capital Stock. Such Seller owns the number of shares of each class and series of capital stock of the Company set forth next to such Seller’s name on the attached Capitalization Schedule, and, except as set forth on the Capitalization Schedule, such Seller owns such shares, free and clear of all encumbrances other than those created by the Existing Stockholder Rights Agreement and Existing Stockholder Voting Agreement. At Closing, such Seller shall transfer to the Buyer good title to such shares of capital stock free and clear of all liens, pledges, security interests, options, proxies, voting trusts or agreements and other restrictions of any kind, other than as provided in the Existing Stockholder Rights Agreement, Existing Stockholders Voting Agreement and applicable federal and state securities law restrictions.

4.04 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller, except for the fees and expenses of Houlihan Lokey, which shall be paid at the Closing and constitute a Closing Cost.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to each of the Sellers that:

5.01 Organization and Limited Liability Company Power. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action, and no other limited liability company proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer, and assuming that this Agreement is a valid and binding obligation of the Sellers, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

5.03 No Violation. The Buyer is not subject to any Law, any material agreement or instrument, any Permit or any Order that would be breached or violated in any material respect, and no provision of the Buyer’s certificate of formation and limited liability company agreement would be breached or violated in any material respect, by the Buyer’s execution, delivery or performance of this Agreement.

5.04 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act and similar EU regulation and any related Form 8-K filings required of the Buyer’s parent corporation, (i) the Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, and (ii) no consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.05 Litigation. There are no actions, suits or proceedings pending or, to the Buyer’s knowledge, overtly threatened against or affecting the Buyer at law or in equity, before or by any court or Governmental Authority, that would adversely affect the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates.

5.07 Investment Representation. The Buyer is purchasing the Shares it is agreeing to purchase hereunder for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” (as defined under the Securities Act of 1933) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

5.08 No Knowledge of Misrepresentations or Omissions. The Buyer has no actual knowledge (with no duty of inquiry) that the representations and warranties regarding the Company or the Sellers in this Agreement or the Schedules hereto are not true and correct in all material respects, and the Buyer has no actual knowledge (with no duty of inquiry) of any material errors in, or material omissions from, the Schedules to this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01 Conduct of Business.

(a) From the date hereof until the Closing Date, and subject to any specific limitations, exceptions or requirements set forth in this Agreement, the Company and the ContentGuard Subsidiary shall, and the Sellers shall exercise commercially reasonable efforts to cause the Company and the ContentGuard Subsidiary to, carry on the their business according to the ordinary and usual course of business and substantially in the same manner as heretofore conducted.

(b) Subject to Section 6.01(c), from the date hereof until the Closing Date, except as otherwise expressly required by this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and the ContentGuard Subsidiary shall not, and the Sellers shall not permit the Company or the ContentGuard Subsidiary to:

(i) issue, sell or deliver any of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock;

(ii) effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change in its capitalization;

(iii) amend its certificate of incorporation or bylaws;

(iv) make any redemption or purchase of any of its capital stock or other equity securities;

(v) sell, lease or otherwise dispose of any of its assets;

(vi) dispose of, license or transfer to any Person any rights to any Intellectual Property;

(vii) authorize any new capital expenditures or capital commitments in excess of $25,000;

(viii) increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any employee, except pursuant to an agreement with any employee in effect as of the date hereof;

(ix) grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination or retention payment to any employee, except as set forth in the Contracts Schedule; or

(x) modify, amend or supplement, or extend or terminate, any contract listed on the Contracts Schedule, or waive, release or assign any material rights or claims thereto or thereunder;

(c) Nothing in this Section 6.01 shall restrict the ability of the Company to declare and pay cash dividends to its stockholders, so long as following the payment of any such dividends, the Company (i) is able to comply with the covenants set forth in this ARTICLE VI (including the payment of accounts payable in the ordinary course of business) and (ii) reasonably expects to satisfy at Closing the condition set forth in Section 2.01(h).

6.02 Access.

(a) From the date hereof until the Closing Date, the Company shall, and Sellers shall exercise commercially reasonable efforts to cause the Company to, provide the Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access, at all reasonable times and upon reasonable notice to the Company’s Chief Technology Officer, to the offices, properties and books and records of the Company in order to facilitate the Buyer’s investigation of the affairs of the Company.

(b) Prior to the Closing, the Buyer and their respective Buyer’s Representatives shall not contact or communicate with any of the employees, licensees, target licensees, customers or suppliers of the Company in connection with the transactions contemplated hereby, except upon receiving the prior written consent of the Company’s Chief Technology Officer.

6.03 Confidentiality. The Buyer acknowledges and agrees that it and its Affiliates remain bound by the Confidentiality Agreement, dated November 8, 2010, between Eagle River Partners, LLC, an Affiliate of the Buyer, and the Company (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in full force and effect until the Closing. Effective upon the Closing, the Confidentiality Agreement shall automatically terminate without further action by the parties. If this Agreement is terminated prior to the Closing pursuant to ARTICLE VIII, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

6.04 Notification.

(a) From the date hereof until the Closing Date, unless otherwise previously disclosed to the Buyer, (i) each Seller shall disclose to the Buyer and the other Sellers in writing any material variances from the representations and warranties contained in ARTICLE IV promptly upon such Seller becoming aware thereof and (ii) the Company shall disclose to the Buyer and the Sellers in writing any material variances from the representations and warranties contained in ARTICLE III promptly upon Company becoming aware thereof (as and when updated pursuant to this Section 6.04, the “Updated Schedules”). Notwithstanding any provision in this Agreement to the contrary, if the information contained in any such Updated Schedules would give the Buyer the right to terminate this Agreement pursuant to Section 8.01(b) but the Buyer elects not to terminate this Agreement and the Closing occurs, then delivery of any such Updated Schedules shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance and the Buyer shall not have any claim (whether for indemnification or otherwise) against such Seller for any such variance. Similarly, if the information contained in any such Updated Schedules would not give the Buyer the right to terminate this Agreement pursuant to Section 8.01(b), then delivery of such Updated Schedules shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance.

(b) Neither Sellers nor the Company shall be liable under this Agreement for any damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement or any errors in, or omissions from, the Schedules to this Agreement if Buyer had actual knowledge of such inaccuracy, breach, error or omission prior to the Closing.

6.05 Regulatory Filings. The Buyer, the Company and, if applicable, the Sellers shall file as soon as practicable all filings and submissions required under any Laws applicable to such parties with respect to the consummation of the transaction contemplated by this Agreement (including in particular compliance with the HSR Act and similar EU regulation). Company shall pay any antitrust or competition-related filing fees required to be paid to a Governmental Authority, including fees due under the HSR Act and similar EU competition regulations, up to a maximum of two hundred thousand dollars ($200,000) (such amounts paid by the Company, the “Filing Fees”), after which Buyer shall pay any excess filing fees; provided, that unless the transactions contemplated herein are not consummated as a result of a knowing breach by the Company of the representations and warranties set forth in Article III, a knowing breach by a Seller of the representations and warranties set forth in Article IV or a willful breach by the Company or a Seller of the covenants set forth in Article VI, Buyer shall reimburse Company for the Filing Fees. Buyer and Sellers shall share equally the cost of any other required filings and submissions. Buyer shall bear its antitrust compliance costs including all filing fees and attorney fees. The Buyer and the Sellers shall, and the Sellers shall exercise commercially reasonable efforts to cause the Company to, (i) coordinate and cooperate with each other in exchanging such information and assistance as may reasonably be required in connection with all of the foregoing filings and submissions, (ii) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (iii) not enter into any agreement with any Governmental Authority to delay or not to consummate the transactions, except with the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, (iv)

make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Law so as to obtain an early termination of any applicable waiting period under the HSR Act or similar EU regulation. The Buyer shall use its commercially reasonable efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement in order to enable the Closing to occur as promptly as reasonably practicable. The Buyer and Sellers shall (i) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (iii) to the extent permitted under applicable Law, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such party and its Affiliates and, in the case of the Buyer, Buyer’s Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the transactions contemplated hereby (unless the furnishing of such information would (1) violate the provisions of any applicable Laws (including those relating to security clearance or export controls) or any confidentiality agreement or (2) cause the loss of the attorney-client privilege with respect thereto); provided, that each such party shall use its reasonable efforts to promptly communicate to the other party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Laws or cause the loss of the attorney-client privilege with respect thereto.

6.06 Conditions. The Sellers and the Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.01 and Section 2.02, respectively, to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in ARTICLE II (other than those required to be satisfied at the Closing), but in any event within three (3) Business Days after such date.

6.07 Exclusive Dealing. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01, no Seller shall take any action to, and the Sellers shall exercise commercially reasonable efforts to cause the Company not to, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer and the Buyer’s Representatives) concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Company (other than in the ordinary course of business).

6.08 Termination of Stockholders Agreements. The Company and the Sellers shall, and the Sellers shall exercise commercially reasonable efforts to cause the Company to, terminate upon the Closing, (i) the Existing Stockholder Rights Agreement and the Existing Stockholder Voting Agreement, and release each other from any liabilities with respect to such agreements and (ii) any existing agreements between and among Technicolor and Microsoft, on the one hand, and Time Warner, on the other hand, relating to the operations of Company.

ARTICLE VII

POST-CLOSING COVENANTS

7.01 Corporate Governance. Immediately after the Closing the Buyer and Time Warner shall cause the Company to (i) adopt and file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation in the form of Exhibit E attached to this Agreement, and (ii) adopt resolutions as necessary to adopt and approve said Amended and Restated Certificate of Incorporation.

7.02 Access to Books and Records. From and after the Closing the Buyer shall cause the Company to, provide the Sellers and their agents with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the financial books and records of the Company with respect to periods or occurrences on or prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Sellers, neither the Buyer nor Time Warner shall, and the Buyer shall cause the Company not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company with respect to periods or occurrences on or prior to the Closing Date without first offering to surrender to the Sellers such books and records or any portion thereof which the Buyer, Time Warner or the Company may intend to destroy, alter or dispose of.

7.03 Director and Officer Liability and Indemnification.

(a) For a period of seven (7) years after the Closing, the Company shall, and the Buyer shall cause the Company to, keep in effect all of the Company’s obligations regarding exculpation or indemnification (including any obligations to advance funds for expenses) of the current or former directors, officers or consultants of the Company for acts or omissions by such directors, officers or consultants occurring prior to the Closing to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company certificate of incorporation, bylaws, individual indemnity agreements, by Law or otherwise, it being the intent of the parties hereto that the directors, officers and consultants of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under Law.

(b) The Company shall, and the Buyer shall cause the Company to, maintain in effect for six (6) years after the Closing insurance “tail” or other insurance policies for directors and officers of the Company with respect to matters existing or occurring on or prior to the Closing in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Closing under the Company’s directors’ and officers’ liability insurance policy.

(c) This Section 7.03 shall survive the Closing, shall be for the benefit of, and shall be enforceable by, the Sellers and the directors and officers of the Company and shall be binding on all successors and assigns of the Buyer and the Company.

7.04 Tax Matters.

(a) Preparation and Filing of Tax Returns; Payment of Tax Refunds.

(i) The Buyer shall prepare and timely file (or cause the Company to prepare and timely file) all Tax Returns of the Company with respect to Pre-Closing Tax Periods or for Straddle Periods in a manner that is consistent with the prior practice of the Company (including prior Tax elections and accounting methods or conventions made or utilized by the Company including with respect to economic nexus under state law), except as required by applicable Law. Buyer shall use commercially reasonable efforts to deliver (or cause to be delivered) to Sellers drafts of Company Tax Returns for Pre-Closing Tax Periods that are due after the Closing (including validly obtained extensions) or for Straddle Periods, together with work papers, at least sixty (60) Business Days prior to the due date for such Tax Return for Sellers’ review and approval (not to be unreasonably withheld, delayed or conditioned).

(ii) Buyer shall not, and shall not permit any of its Affiliates to, amend, refile or otherwise modify any Company Tax Returns for Pre-Closing Tax Periods or Straddle Periods without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless required by applicable Law.

(b) Cooperation and Retention.

(i) Until ninety (90) days after the expiration of all applicable statutes of limitations (including any waivers or extensions thereof), Sellers and Buyer and their respective Affiliates shall provide the other party, promptly upon request, with such cooperation and assistance, documents and other information, at the reasonable expense of the requesting party, as may reasonably be requested by such party in connection with (A) the preparation and filing of any original or amended Tax Return or any other filing with any Tax Authority, (B) the conduct of or defense against any Tax Proceeding, or (C) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include: (w) the provision promptly on request of copies of books and records, Company Tax Returns, documentation or other information relating to any relevant Tax Return, in each case, controlled by the party or its Affiliates receiving such request, (x) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Tax Proceeding, including the execution of powers of attorney and extensions of applicable statutes of limitations, (y) reasonable cooperation with the requesting party’s timely filing of appropriate claims for refund, and (z) the use of commercially reasonable efforts to obtain any documentation from a Tax Authority or a third party that may be necessary or helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(ii) Buyer and Sellers shall retain or cause to be retained all Company Tax Returns and all books and records, schedules, work papers and other documents relating thereto with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, in each case, owned or controlled by Buyer or Sellers or their respective Affiliates, until ninety (90) days after the expiration of all applicable statutes of limitations (including any waivers or extensions thereof). The parties shall promptly notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.

(c) Transfer Taxes. Buyer agrees to cooperate with Sellers in connection with the preparation and filing of any returns with respect to any and all real property or direct or indirect equity interest transfer taxes, stamp taxes, stock transfer taxes and other similar Taxes or expenses imposed, and all recording fees that may be imposed, as a result of the transaction contemplated by this Agreement, and any fines, penalties, interest or additions with respect thereto resulting from the transactions contemplated by this Agreement. All such Taxes shall be borne by the party that is the primarily responsible party for such Taxes under applicable Law.

(d) Reporting. To the extent Section 6043A of the Code applies to the transaction contemplated by this Agreement, the parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of the Buyer and the Sellers;

(b) by the Buyer, in the event of a material violation or material breach of any Seller or Company covenant, representation or warranty contained in this Agreement which prevents the satisfaction of any condition to the obligations of the Buyer at the Closing and such violation or breach is not waived by the Buyer or cured by Sellers within ten (10) days after written notice thereof from the Buyer to the Sellers;

(c) by any Seller, if Buyer materially violates or materially breaches any covenant, representation or warranty contained in this Agreement which prevents the satisfaction of any condition to the obligations of the Sellers at the Closing and such violation or breach is not waived by such Sellers or cured by the Buyer within ten (10) days after written notice thereof from such Seller to the Buyer and the other Sellers; provided that the failure by the Buyer to deliver the Final Purchase Price at the Closing as required hereunder shall not be subject to cure by the Buyer hereunder unless otherwise agreed to in writing by the Sellers;

(d) by Buyer or any Seller if any Order of any court or Governmental Authority of competent jurisdiction shall be in effect which would, or any action or proceeding before any court or Governmental Authority of competent jurisdiction shall be pending that seeks to, (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or (iii) cause such transactions to be rescinded; and

(e) by the Buyer or any Seller, if the transactions contemplated hereby have not been consummated by December 15, 2011; provided that neither the Buyer nor any Seller shall be entitled to terminate this Agreement pursuant to this Section 8.01(e) if such Person’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

8.02 Effect of Termination. In the event of termination of this Agreement under Section 8.01 (Termination), the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, Section 6.03 (Confidentiality), Section 6.02(b) (Contact with Employees, Customers and Suppliers), ARTICLE X (Guarantor), ARTICLE XI (Definitions) and ARTICLE XII (Miscellaneous) and the Confidentiality Agreement, all of which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Buyer, the Company or any Seller to one another or any of their respective Affiliates, except for any knowing and willful breaches of this Agreement prior to the time of such termination.

ARTICLE IX

ADDITIONAL COVENANTS

9.01 Survival. Except with respect to claims based on fraud, all representations and warranties of the Company and of any Seller and all covenants to be performed by the Company or any Seller prior to the Closing set forth in this Agreement or in any certificate delivered at the Closing shall terminate as of the Closing. All covenants to be performed after the Closing shall terminate according to their terms. No claim for indemnification under this ARTICLE IX for breach of any such representations and warranties or covenants may be made after the termination of the applicable survival period.

9.02 Indemnification.

(a) [Intentionally omitted]

(b) Indemnification by the Buyer. Subject to the provisions of Section 9.02(e), following the Closing, the Buyer shall indemnify and hold harmless each Seller against any Loss which such Seller suffers, sustains or becomes subject to as a result of any breach by the Buyer of its covenants, or any of its representations and warranties set forth in ARTICLE V or in any certificate delivered by the Buyer at the Closing. The Sellers shall not be entitled to seek indemnification under this Section 9.02(b) unless and until the aggregate amount of Losses that would otherwise be payable under this Section 9.02(b) exceeds on a cumulative basis nine hundred one thousand dollars ($901,000), in which case the Sellers shall be entitled to indemnification only for the excess over such amount; and shall be limited in the aggregate to an amount equal to nine million ten thousand dollars ($9,010,000), except in the case of indemnification arising from a breach of Buyer’s payment obligations under Section 1.02(b).

(c) Survival Period. Except as provided in Section 9.01 with respect to covenants to be performed after the Closing, the Buyer shall not be liable for any claim for indemnification under Section 9.02(b) unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Buyer prior to the Survival Period Termination Date.

(d) Third Party Claims. Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to indemnification under this Section 9.02 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify in writing the parties from whom such indemnification could be sought (the “Indemnitors”) of such Third Party Claim. The Indemnitor may, at its option, assume the defense of the Indemnitee against such Third Party Claim (including, without limitation, the employment of counsel and the payment of expenses). Each Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified in writing by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim (except if the Indemnitor has expressly denied in writing responsibility for such Third Party Claim) or (ii) the employment of such counsel has been specifically authorized by the Indemnitor. An Indemnitor shall have no authority to settle any Third Party Claim without approval of the Indemnitee (such approval not to be unreasonably withheld, conditioned or delayed), unless the settlement requires nothing other than the payment of money by Indemnitor.

(e) Calculation of Losses. The amount of any Loss shall be calculated (i) net of any Tax Benefit realized by the Indemnitee or any of its Affiliates as a result of such Loss and (ii) net of any insurance proceeds or other indemnification or contribution proceeds (net of reasonable direct collection expenses) received by the Indemnitee or any of its Affiliates with respect to such Loss. If the Indemnitee or any of its Affiliates receives a Tax Benefit as a result of an indemnification payment made hereunder and the amount of such Tax Benefit was not included in the calculation of the Loss, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case computed at the highest federal, state and local marginal tax rates. As a condition to obtaining indemnification under this Agreement, the Buyer shall, and shall cause the Company to, seek full recovery under all insurance policies and other indemnification and contribution arrangements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer shall not, and shall not permit the Company to, terminate or cancel any insurance policies covering the Company in effect for the period prior to the Closing unless the Buyer replaces such insurance policies with new insurance policies that provide comparable or better coverage. In the event that an insurance or other recovery is received by the Buyer, the Company or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder and the amount of such insurance or other recovery was not included in the calculation of the Loss, then a refund equal to the aggregate amount of the recovery (net of reasonable direct collection expenses) shall be made promptly to the Company. The Indemnitor shall be subrogated to all rights of any Indemnitee against any third party with respect to Losses that have been paid by the Indemnitor pursuant an indemnification claim hereunder (including, without limitation, rights under insurance policies). Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights described above.

9.03 Limitation of Loss.

(a) Notwithstanding anything herein to the contrary, there shall be no recovery for any Loss or alleged Loss by the Buyer to the extent such item relates to or arises from a liability to the extent reflected as a liability of the Company (including when booked as a non-specific provision or reserve) in the financial statements described in Section 3.04 (Financial Statements). Further, any later cancellation or reversal of provisions or reserves shall be set off against any amount of Loss.

(b) Each Indemnitee shall use reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(c) Notwithstanding anything herein to the contrary, except with respect to claims based upon fraud, neither the Company nor any Seller shall be liable for, and there shall be no remedy for any Losses of the Buyer with respect to, (i) any misrepresentation or inaccuracy in, or breach of, any representations or warranties of the Company or any Seller set forth herein or in any Schedule or Exhibit hereto or any certificate delivered hereunder, (ii) any breach of or failure in performance prior to Closing of any covenant or agreement to be performed by the Company or any Seller or in any Schedule or Exhibit hereto or any certificate delivered hereunder or (iii) any other Losses arising hereunder.

9.04 Disclosure Generally. If and to the extent any information required to be furnished in any Schedule or Updated Schedule is contained in this Agreement or in any Schedule or Updated Schedule attached hereto, such information shall be deemed to be included in all Schedules and Updated Schedules in which the information is required to be included to the extent, and only to the extent, the applicability of such disclosure to such Schedules or Updated Schedules is reasonably apparent on its face. The inclusion of any information in any Schedule or Updated Schedule attached hereto shall not be deemed to be an admission or acknowledgment by the Sellers or the Company that in and of itself, such information is material to, or outside the ordinary course of the business of, the Company or is a violation or breach of any Law or contract or the infringement or misuse of any Intellectual Property.

9.05 Acknowledgment by the Buyer. The Buyer acknowledges that (a) it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, obligations, properties and projected operations of the Company, (b) in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement (including the Schedules and Updated Schedules attached hereto), (c) such representations and warranties supersede, replace and nullify in every respect the information set forth in any other document, material or statement, whether written or oral, made available to the Buyer (including, without limitation, the Management Presentation of the Company (the “Management Presentation”)), and (d) the Buyer shall be deemed to have not relied on any information contained in such other document, material or statement for any purpose whatsoever (including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant). The representations and warranties of the Sellers expressly and specifically set forth in this Agreement constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company contained in the Management Presentation) are specifically disclaimed by the Sellers. In connection with the Buyer’s investigation of the Company, the Buyer has received certain projections (including, without limitation, projected statements of operating revenues and income from operations of the Company and certain business plan information), and the Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, the Buyer acknowledges that the Sellers are not making any representation or warranty with respect to such estimates, projections and other forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts).

9.06 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE X

GUARANTY OF PENDRELL CORPORATION

10.01 Guaranty. To induce the Sellers to enter into this Agreement, the Guarantor hereby irrevocably, absolutely and unconditionally guaranties to the Sellers, due and punctual payment of all sums due and owing by the Buyer or that become due and owing by the Buyer and prompt performance and discharge of all obligations (the “Obligations”) of the Buyer pursuant to this Agreement (the “Guaranty”). In furtherance of the foregoing, the Guarantor acknowledges that its liability under this ARTICLE X shall extend to the Obligations of the Buyer and that the Sellers, may, in their sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full payment and performance of such Obligations, regardless of whether (i) an action is brought against the Buyer or any other Person, (ii) the Buyer or any other Person is joined in any such action or actions or (iii) the Buyer or any other Person was primarily responsible for causing the Obligations of the Buyer or the Guarantor hereunder.

10.02 Changes in Obligations; Certain Waivers. The Sellers may from time to time and at any time, without notice to or further consent of the Guarantor, extend the time of payment, performance or discharge of any Obligations of the Buyer, and may also make any agreement with the Buyer for the payment, compromise, extension, discharge, renewal or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Sellers and the Buyer without in any way impairing or affecting such Obligations. The Obligations of the Buyer shall not be released or discharged, in whole or in part, or otherwise affected by (i) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Buyer, whether in connection with such Obligations or otherwise; (ii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer; (iii) the failure of the Sellers to assert any claim or demand or to enforce any right or remedy against the Buyer; (iv) any change in the existence, structure or ownership of the Buyer; (v) the adequacy of any other means the Sellers may have of obtaining payment, performance or discharge of any of the Buyer’s Obligations; or (vi) any change in the time, place or manner of payment, performance or discharge of any of the Buyer’s Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Sellers. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Buyer’s Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Buyer’s Obligations incurred and all other notices of any kind, any right to require the marshaling of assets of the Buyer, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect and all suretyship defenses generally. The Guarantor acknowledges that it shall receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this ARTICLE X are knowingly made in contemplation of such benefits.

10.03 Payments to be held in Trust. The Guarantor hereby unconditionally and irrevocably agrees, unless and until all of the Buyer’s Obligations shall have been irrevocably paid in full in cash or performed in full, not to exercise any rights that it may now have or hereafter acquire against the Buyer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty and any right to participate in any claim or remedy of the Sellers against the Buyer, whether or not such claim, remedy or right arises in equity or under contract, statute or common law (including, without limitation, the right to take or receive from the Buyer, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the irrevocable payment in full in cash of the Obligations of the Buyer, such amount shall be received and held in trust for the benefit of the Sellers, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Sellers in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Obligations and all other amounts payable under this Guaranty, in accordance with the terms of this Agreement, whether matured or unmatured. The Guarantor shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting and shall not in any case assert that this ARTICLE X is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

10.04 Nature of Guaranty. The Sellers shall not be obligated to file any claim relating to the Obligations of the Buyer in the event that the Buyer becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of the Sellers to so file shall not affect the Guarantor’s obligations under this ARTICLE X. In the event that any payment to the Sellers in respect of an Obligation of the Buyer is rescinded or must otherwise be returned, and is returned, to the Buyer in connection with any such proceeding, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This is an unconditional guaranty of payment and not merely of collectability.

10.05 Representations and Warranties. The Guarantor represents and warrants that: (a) it is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and it has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted; (b) the execution, delivery and performance of this Agreement by the Guarantor and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; (c) assuming that this Agreement is a valid and binding obligation of the Sellers, this Agreement constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity); (d) the Guarantor has the financial capacity to pay and perform its obligations under this Guaranty; and (e) except as expressly contemplated in this Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by the Guarantor have been obtained or made and all conditions thereof have been duly complied with by the Guarantor, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Guarantor.

ARTICLE XI

DEFINITIONS

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Plans” has the meaning set forth in Section 3.12(a).

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day which banks in New York, New York are permitted or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Representatives” has the meaning set forth in Section 6.02.

“Carry Costs” means all operating costs of the Company incurred in the ordinary course of business from November 16, 2011 through the Closing Date, if the Closing Date occurs after November 15, 2011.

“Closing” has the meaning set forth in Section 1.02(a).

“Closing Costs” means all fees, expenses and other payments incurred by the Company in connection with the transactions contemplated by this Agreement, which include the Management Payments and certain fees and expenses owing to Arnold & Porter LLP, Houlihan Lokey and such other parties as are set forth on the attached Article XI Schedule.

“Closing Date” has the meaning set forth in Section 1.02(a).

“Closing Statement” has the meaning set forth in Section 1.01(b).

“Closing Transactions” has the meaning set forth in Section 1.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company’s Knowledge” means the actual knowledge of any Company director, James Baker and Eddie Chen.

“Confidentiality Agreement” has the meaning set forth in Section 6.03.

“ContentGuard Subsidiary” has the meaning set forth in Section 3.01.

“Electronic Delivery” has the meaning set forth in Section 12.09.

“Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment or other restriction on transfer.

“Environmental Laws” has the meaning set forth in Section 3.15.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” has the meaning set forth in Section 3.12(a).

“Existing Stockholder Rights Agreement” means the Amended and Restated Stockholder Rights Agreement, dated March 14, 2005, among Company, Microsoft, Time Warner and Gallo 8 SAS.

“Existing Stockholder Voting Agreement” means the Amended and Restated Stockholder Voting Agreement, dated March 14, 2005, among Company, Microsoft, Time Warner and Gallo 8 SAS.

“Filing Fees” has the meaning set forth in Section 6.05.

“Final Purchase Price” has the meaning set forth in Section 1.01(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any governmental agency or authority of the United States, any domestic state or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Guarantor” has the meaning set forth in the preamble.

“Guaranty” has the meaning set forth in Section 10.01.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning set forth in Section 9.02(d).

“Indemnitor” has the meaning set forth in Section 9.02(d).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, knowhow and inventions; and (vi) computer software (including source code, executable code, data, databases and documentation).

“Latest Balance Sheet” has the meaning set forth in Section 3.04.

“Law” means all laws, statutes, ordinances, regulations and similar mandates of any Governmental Authority having the effect of law in any jurisdiction, including all Orders of courts having the effect of law in each such jurisdiction.

“Leased Real Property” has the meaning set forth in Section 3.06(a).

“Leases” has the meaning set forth in Section 3.06(b).

“Loss” or collectively, “Losses”, means any actual loss, liability, damage or expense (including, without limitation, reasonable legal fees and expenses, but excluding special, incidental, consequential, indirect, exemplary or punitive damages (except to the extent asserted and recovered by a third party from the Buyer) or any liability based upon a multiple of profits or lost profits) whether in contract, tort or otherwise resulting from any cause of action whatsoever, including negligence, gross negligence, negligent misrepresentation, loss of profit, strict liability, operation of law and/or fundamental breach or other theory of law, and in no event shall diminution of value or similar valuation methodology be used in calculating the amount of any Losses.

“Management Payments” means the amounts payable by the Company pursuant to the Stay Bonuses and the Transaction Closing Agreements.

“Management Presentation” has the meaning set forth in Section 9.05.

“Material Adverse Effect” means any effect or change that is, individually or in the aggregate with other effects and changes, materially adverse to the financial condition or operating results of the Company; provided that the following shall in no event be deemed to be a Material Adverse Effect hereunder: (i) any adverse effect or change (including, without limitation, any change in any Laws or any Orders) which generally affects the United States economy; (ii) any national or international political or social conditions (including, without limitation, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States); (iii) any adverse effect or change arising from or relating to financial, banking or securities markets (including, without limitation, any disruption thereof or any decline in the price of securities generally or any market or index); (iv) any changes in generally accepted accounting principles; (v) any adverse effect or change arising from or relating to the announcement or pendency of the transactions contemplated by this Agreement; (vi) the taking of any action by the Sellers or the Company that is required by this Agreement; or (vii) the taking of any action by the Sellers or the Company which is taken with the prior written consent of the Buyer.

“Microsoft” has the meaning set forth in the preamble.

“Microsoft Shares” has the meaning set forth in the recitals.

“Minimum Cash” means six million dollars ($6,000,000) minus the Filing Fees as of the Closing plus an amount equal to the Management Payments minus any Carry Costs.

“Obligations” has the meaning set forth in Section 10.01.

“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Permitted Encumbrance” means (i) liens for Taxes not yet due and payable, (ii) liens for Taxes that are being contested in good faith through appropriate proceedings, (iii) liens in favor of mechanics, materialmen, carriers, repairers and other similar liens arising or incurred in the ordinary course of business or that are not yet due and payable or that are being contested in good faith, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property that are not violated in any material respect by the current use and operation of the Leased Real Property, (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of Leased Real Property, (vii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (viii) Encumbrances that are specifically identified on the Permitted Encumbrances Schedule.

“Permits” means licenses, certificates, consents, franchises, permits, approvals or other similar authorizations issued by any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending at the close of business on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.01(b).

“Scheduled Intellectual Property” has the meaning set forth in Section 3.09.

“Seller” or collectively, “Sellers”, has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Stay Bonus” means the bonus plan described in the Contracts Schedule.

“Stockholder Rights Agreement” means a Stockholder Rights Agreement by and among the Company, Time Warner and the Buyer in the form attached hereto as Exhibit G.

“Stockholder Voting Agreement” means a Stockholder Voting Agreement by and among the Company, Time Warner and the Buyer in the form attached hereto as Exhibit H.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means any corporation or other entity of which the securities or ownership interests having a majority of the ordinary voting power in electing the board of directors (or other governing body) are, at the time of such determination, owned by the Company or another Subsidiary.

“Survival Period Termination Date” means the first anniversary of the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, or other tax, including any interest, penalty or addition thereto.

“Tax Authority” means any federal, state, local or foreign government or other agency or political subdivision thereof responsible for the imposition or administration of any Tax.

“Tax Benefit” has the meaning set forth in Section 9.02(e).

“Tax Proceeding” means any audit, assessment, proposed adjustment, notice of deficiency, litigation, dispute or other proceeding with respect to Taxes.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means the Tax Sharing Agreement between Guarantor and the Company regarding certain tax attributes of the Company, in the form attached hereto as Exhibit I.

“Tax Sharing Arrangement” means any written agreement or arrangement to which the Company or any of its Subsidiaries is a party for the allocation or payment of Tax liabilities or payment for Tax Benefits with respect to a consolidated, combined or unitary Tax Return.

“Technicolor” has the meaning set forth in the preamble.

“Technicolor Shares” has the meaning set forth in the recitals.

“Third Party Claim” has the meaning set forth in Section 9.02(c).

“Time Warner” has the meaning set forth in the preamble.

“Time Warner Shares” has the meaning set forth in the recitals.

“Time Warner Subject Shares” has the meaning set forth in the recitals.

“Transaction Closing Agreements” means the transaction closing payments payable to Eddie Chen and James Baker described in the Contracts Schedule.

“Updated Schedules” has the meaning set forth in Section 6.04(a).

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the mutual approval of the Buyer and the Sellers, unless in the reasonable opinion of counsel the press release or public announcement is required by Law, in which case the Party so required to issue an announcement shall seek review and comment from the other Party(ies) before publication, which shall not be unreasonably delayed or retained.

12.02 Expenses. Except as otherwise expressly provided in this Agreement, the Sellers and the Company, on the one hand, and the Buyer, on the other hand, shall pay all of their own expenses (including, without limitation, attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). For the avoidance of doubt, (a) the Sellers shall pay or cause to be paid all Closing Costs and (b) consistent with the foregoing, the Management Payments shall be funded by the Minimum Cash. If Eddie Chen’s or James Baker’s employment by the Company terminates at any time prior to the payment of any transaction closing payments otherwise payable under the applicable Transaction Closing Agreement (any such unpaid transaction closing payments, the “Unpaid Amounts”), the Buyer agrees to promptly reimburse the Sellers the portion of the Minimum Cash reserved for such Unpaid Amounts by wire transfer of immediately available funds, pro rata in accordance with the Allocation of Closing Costs other than Stay Bonus set forth on the Proceeds Schedule.

12.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below or transmitted by electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to the Buyer and Guarantor:

Pendrell Corporation

2300 Carillon Point

Kirkland, Washington 98033

Attn: General Counsel

Facsimile: (425) 828-8061

Notices to the Sellers:

Time Warner Inc.

One Time Warner Center

New York, NY 10019

Attention: Deputy General Counsel

Facsimile No.: (212) 405-5307

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

Attn:    CFO of Intellectual Property Group

Facsimile:        (425) 936-7329

Technicolor

1, rue Jeanne d’Arc, 92443

Issy-les-Moulineaux Cedex, France

Attn:                Delphine Abellard, EVP

                         General Secretary and Legal

Facsimile:        +33 (0)1 41 86 56 15

With a copy to (which shall not constitute notice):

Time Warner Inc.

One Time Warner Center

New York, NY 10019

Attention: SVP – Mergers & Acquisitions

Facsimile No.: (212) 405-5307

Notices to the Company:

ContentGuard Inc.

222 North Sepulveda Boulevard, Suite 1400

El Segundo, CA 90245

Attn:                Eddie Chen

Facsimile:        (310) 322-3898

with a copy to (which shall not constitute notice):

Arnold & Porter LLP

555 Twelfth Street, NW

Washington, DC 20004

Attention:      Kevin J. Lavin, Esq.

Facsimile:      (202) 942-5999

12.04 Assignment . This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Buyer without the prior written consent of the Sellers; provided that the Buyer may assign its rights, interests or obligations under this Agreement to any Affiliate of the Buyer without the Sellers’ prior written consent so long as the Buyer remains primarily liable under this Agreement.

12.05 Severability . Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06 No Strict Construction; Headings . The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Updated Schedule attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

12.07 Amendment and Waiver . Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in writing signed by the Buyer, the Sellers and the Company; provided that no amendment or waiver of any provision of this Agreement that would affect the Guarantor shall be effective without the prior written consent of the Guarantor. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.08 Complete Agreement . This Agreement and the documents referred to herein (including, without limitation, the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.09 Counterparts; Electronic Delivery . This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine, electronic mail or other electronic means readily available to each of the parties hereto (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such other agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.10 Governing Law . All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York.

12.11 Consent to Jurisdiction . Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any court of the State of New York sitting in the Borough of Manhattan or any Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such State of New York court or, to the extent permitted by Law, in such Federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

12.12 Waiver of Jury Trial . Each party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. In addition, each of the parties to this Agreement agrees and consents that any such claim, demand, action, cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

12.13 Specific Performance . Each of the parties to this Agreement agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including, without limitation, failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each of the parties to this Agreement acknowledges and agrees that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including, without limitation, to cause the Buyer to consummate the transaction contemplated hereby on the terms and subject to the conditions in this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to this Agreement agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or other Order.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BUYER:

PENDRELL TECHNOLOGIES LLC By: Pendrell Corporation, its sole member

/s/ Benjamin G. Wolff
By:	Benjamin G. Wolff
Its:	Chief Executive Officer and President

GUARANTOR:

PENDRELL CORPORATION:

/s/ Benjamin G. Wolff
By:	Benjamin G. Wolff
Its:	Chief Executive Officer and President

SELLERS:

MICROSOFT CORPORATION

/s/ Peter S. Klein
By:	Peter S. Klein
Its:	CFO

TECHNICOLOR USA, INC.

/s/ Meggan Ehret
By:	Meggan Ehret
Its:	Secretary

TIME WARNER CONTENTGUARD HOLDINGS, INC.

/s/ Michael Del Nin
By:	Michael Del Nin
Its:	Senior Vice President